Exhibit 10.7 Plan of Merger

Plan of Merger
Between Celestial Jets, Inc.
And Celestial Acquisition Corp.
Under Section 902 of the Business Corporation Law of the State of New York

This Plan of Merger (the “Plan”) is made between Celestial Jets, Inc. (hereinafter referred to as “Jets”), a New York Corporation having an office at 224 Fifth Avenue, Fourth Floor, New York, New York 10001, with authorized capital stock of 200 shares of common stock, each of no par value, and no other authorized shares of capital stock, and Celestial Acquisition Corp. (“Acquisition”) a New York Corporation having an office at 224 Fifth Avenue, Fourth Floor, New York, New York 10001, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with applicable laws and regulations.

WHEREAS, pursuant to a Merger Agreement dated as of June 11, 2010 (the “Agreement”), VizStar, Inc. (“Vizstar”) will indirectly acquire all the issued and outstanding shares of capital stock of Jets;

WHEREAS, in order to effectuate such acquisition as a corporate reorganization, VizStar has formed, and is the owner of all the issued and outstanding stock of, Acquisition; and

WHEREAS to consummate the acquisition of the stock of Jets, Jets and Acquisition will engage in a business combination as described herein pursuant to which VizStar will, through Acquisition, become the owner of all the issued and outstanding shares of stock of Jets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, VizStar, Jets and Acquisition hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Jets shall be merged with and into Acquisition on such date as is mutually agreed between the parties (the “Merger”).

Section 1.

Jets and Acquisition (hereinafter referred to as the “merging corporations”) shall merge under the certificate of incorporation of Acquisition.

Section 2.

The name of the resulting corporation (hereinafter referred to as the “Corporation”) shall be “Celestial Jets, Inc.”

Section 3.

The business of the Corporation shall be conducted by the Corporation at its main office, which shall be located at a New York Corporation having an office at 224 Fifth Avenue, Fourth Floor, New York, New York 10001, and at such other locations as may be approved by the Board of Directors.

Section 4.

The authorized capital stock of the Corporation shall be 200 shares of common stock, no par value, and no other shares of capital stock.

Section 5.

All assets of each of the Jets and Acquisition, as they exist at the effective time of the merger, shall pass to and vest in the Corporation without any conveyance or other transfer. The Corporation shall be responsible for all of the liabilities of every kind and description, of each of the merging corporations existing as of the effective time of the corporation.

Section 6.

Upon consummation of the merger, all the capital stock of Jets outstanding shall be cancelled and the outstanding 200 shares of common stock, no par value, of Acquisition shall remain issued and outstanding and shall constitute the only shares of capital stock of the Corporation issued and outstanding immediately after the merger.

Section 7.

The following named persons shall serve as the board of directors of the Corporation to serve until the next annual meeting of its shareholders or until such time as their successors have been elected and qualified, or as otherwise provided pursuant to the bylaws, certificate of incorporation or applicable law:

Gary Clyburn, Richard Weed, and Sharon Singer

Section 9.

This Plan shall be terminated automatically upon any due and lawful termination of the Agreement.

Section 10.

As consideration for the cancellation of their shares of stock of Jets, the stockholders of record of Jets immediately prior to the consummation of the merger shall be entitled to receive 35,633,584 shares of common stock of VizStar and warrants to purchase 16,000,000 additional shares of common stock of VizStar at an exercise price of $0.0001 per share in exchange for the cancellation of 200 shares of common stock of Jets, or 178,167.92 shares of stock of VizStar and warrants to purchase an additional 80,000 shares of VizStar stock for each share of stock of Jets.

Section 11.

This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the consolidating companies owning at least two-thirds of its capital stock outstanding, acting by unanimous written consent.

Section 12.

The merger of Acquisition and Jets shall be evidenced by the filing of a Certificate of Merger in the form annexed hereto as Exhibit A in the office of the Secretary of State of the State of New York.

WITNESS, the signatures and seals of the merging companies this 11th day of June, 2010, each executed and set by its president or a vice president, pursuant to a resolution of its board of directors, acting by a majority.

Celestial Jets, Inc.

By:	/s/ Gary Clyburn, Jr.
Gary Clyburn, Jr., President

Celestial Acquisition Corp.

By:	/s/ Gary Clyburn, Jr.
Gary Clyburn, Jr., President